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                                                               EXHIBIT 11.2



                         ISOMEDIX INC. AND SUBSIDIARIES

             STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE FOR THE
                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                   (Unaudited)



Net income and common shares used in the calculation of earnings per share for the nine months ended September 30, 1996 and 1995, were computed as follows:




                                                September 30,        September 30,
                                                    1996                 1995
                                                -------------        -------------
Net Income                                       $5,083,678           $5,709,077
                                                 ==========           ==========
Weighted average number
  of common shares
  outstanding during the
  period:                                         6,942,200            6,997,017

Add:  Shares issuable upon
  assumed exercise or con-
  version of stock options
  and warrants                                      220,411              215,575
                                                 ----------           ----------
Common Shares                                     7,162,611            7,212,592
                                                 ==========           ==========
Earnings per common share                        $      .72           $      .79
                                                 ==========           ==========